Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com
OPINION OF WILSON SONSINI GOODRICH & ROSATI,
PROFESSIONAL CORPORATION
August 4, 2009
Actel Corporation
2061 Stierlin Court
Mountain View, CA 94043-4655
     Re:     Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on August 5, 2009 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 2,605,722 shares of your common stock, par value $0.001 per share (the “Shares”), authorized for issuance under the Company’s 1986 Equity Incentive Plan, as amended and restated, and its Amended and Restated 1993 Employee Stock Purchase Plan (collectively, the “Plans”) as follows: 605,722 shares under the 1986 Equity Incentive Plan, as amended and restated and 2,000,000 shares under the Amended and Restated 1993 Employee Stock Purchase Plan. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.
     It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI, P.C.
/s/ Wilson Sonsini Goodrich & Rosati, P.C.